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                                                                    EXHIBIT 12.1



                                DOUBLECLICK INC.
         Statement of Computation of Ratio of Earnings to Fixed Charges


                                                           SIX MONTHS
                                                             ENDED                     YEAR ENDED DECEMBER 31,
                                                           JUNE 30,   --------------------------------------------------------
                                                             2003       2002        2001         2000       1999        1998
                                                           ---------  ---------   ---------   ---------   ---------  ---------
                                                                               (IN THOUSANDS, EXCEPT RATIOS)

Earnings (loss) from continuing operations:
         Earnings (loss) from continuing operations
         before income taxes, minority interest and
         losses from equity investees                      $   9,686  $(115,314)  $(260,737)  $(148,342)  $ (46,451) $ (10,917)
         Adjustments:
         Fixed charges from continuing operations              5,689     14,862      18,758      18,452      12,905      1,260
                                                           ---------  ---------   ---------   ---------   ---------  ---------
         Earnings available to cover fixed charges         $  15,375  $(100,452)  $(241,979)  $(129,890)  $ (33,546) $  (9,657)
                                                           =========  =========   =========   =========   =========  =========

Fixed charges:
         Interest expense, including amortization of
         deferred financing costs                          $   4,273  $  11,012   $  13,557   $  12,851   $  10,068  $     219
         Interest component of rent
         expenses on operating leases                          1,416      3,850       5,201       5,601       2,837      1,041

                                                           ---------  ---------   ---------   ---------   ---------  ---------
         Total fixed charges from continuing operations    $   5,689  $  14,862   $  18,758   $  18,452   $  12,905  $   1,260
                                                           =========  =========   =========   =========   =========  =========

Ratio of earnings (loss) to fixed charges                       2.70         --          --          --          --         --
                                                                               (a)         (a)         (a)         (a)        (a)


   (a) Earnings available to cover fixed charges were inadequate for the years ended 2002, 2001, 2000, 1999 and 1998. Additional earnings of approximately $115.3 million, $260.7 million, $148.3 million, $46.5 million and $10.9 million for the years ended 2002, 2001, 2000, 1999 and 1998, respectively, would have been required to attain a ratio of 1:1.



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                                DOUBLECLICK INC.
    Statement of Computation of Pro Forma Ratio Earnings to Fixed Charges(a)



                                                                       SIX MONTHS
                                                                          ENDED      YEAR ENDED
                                                                         JUNE 30,   DECEMBER 31,
                                                                          2003          2002
                                                                       ----------   ------------
                                                                     (IN THOUSANDS, EXCEPT RATIOS)

Earnings (loss) from continuing operations:
         Earnings (loss) from continuing operations
         before income taxes, minority interest and
         losses from equity investees                                   $   9,686    $(115,314)
         Adjustments:
         Fixed charges from continuing operations                           2,312        5,086

                                                                        ---------    ---------
         Earnings available to cover fixed charges                      $  11,998    $(110,228)
                                                                        =========    =========

Fixed charges:
         Estimated pro forma interest expense,
         including amortization of deferred financing costs             $     896    $   1,236
         Interest component of rent
         expenses on operating leases                                       1,416        3,850

                                                                        ---------    ---------
         Total pro forma fixed charges from continuing operations       $   2,312    $   5,086
                                                                        =========    =========

Pro forma ratio of earnings (loss) to fixed charges                          5.19           --
                                                                                              (b)


    (a) Pro forma to reflect the use of proceeds of the issuance of the zero coupon notes to redeem the $154.8 million of 4.75% convertible subordinated notes as if such redemption had occurred as of January 1, 2002 and 2003, respectively.

    (b) Earnings available to cover fixed charges were inadequate for the year ended December 31, 2002. Additional earnings of approximately $115.3 million for the year ended December 31, 2002 would have been required to attain a ratio of 1:1.